Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD ANNOUNCES FOURTH QUARTER REVENUE OF
$940 MILLION AND NET INCOME OF $.19 PER SHARE, INCLUDING $19 MILLION
CHARGE, OR EPS OF $.27 ON NON-GAAP BASIS
Strong Demand in PC and Consumer Markets Spurs Solid Financial Performance
LAKE FOREST, Calif. — July 28, 2005 — Western Digital Corp. (NYSE: WDC) today reported revenue of $940 million on shipments of approximately 15.8 million units, and net income of $41.2 million, or $.19 per share for its fourth fiscal quarter ended July 1, 2005, including a previously-announced $19 million charge for settlement of a lawsuit. On a non-GAAP basis, net income was $60.2 million, or $.27 per share. Gross margin for the quarter was 17.0 percent.
     These results represented strong year-over-year performance, including 26 percent unit growth, 26 percent growth in revenue versus $749 million in the year ago period and 39 percent growth in net income over the $29.6 million reported last year. The growth in net income on a non-GAAP basis was 103 percent. A year ago, the company reported earnings of $.14 per share in the fiscal fourth quarter, shipped 12.5 million units, and posted gross margin of 13.5 percent.

WD Announces Fourth Quarter Revenue of $940 Million and
Net Income of $.19 Per Share, Including $19 Million Charge,
or EPS of $.27 on Non-GAAP Basis

     From a balance sheet perspective, the company’s cash and short-term investments at the end of the quarter grew to $598 million, an increase of $24 million from the March quarter. The company generated $113 million in cash from operations in the June quarter. It also repurchased 1.7 million shares for approximately $21.7 million in the June quarter. Since the inception of the share repurchase program in May 2004, the company has repurchased 6.7 million shares for approximately $61 million.
     “We continue to increase our presence in markets for hard drives such as notebook PCs, enterprise applications and personal and digital video recorders while maintaining our leadership in the high-volume desktop PC business,” said Matt Massengill, chairman and chief executive officer of Western Digital. “We saw healthy demand in all of our markets in what is typically the slowest quarter of the year for our industry.”
     WD indicated that 23 percent of its Q4 revenue was derived from sources including consumer electronics, enterprise applications, notebook PCs and retail sales. Seventy-seven percent of the company’s fourth quarter revenue came from hard drives configured into desktop PCs. This compares with a mix in the year-ago quarter of 15 percent non-desktop PC revenue, 85 percent desktop PC revenue. In fiscal 2005, WD funded, developed or launched several new products aimed at the consumer electronics segments for personal and digital video recorders (PVR/DVR) and handheld devices and at the markets for notebook PCs, enterprise and retail consumer storage.

WD Announces Fourth Quarter Revenue of $940 Million and
Net Income of $.19 Per Share, Including $19 Million Charge,
or EPS of $.27 on Non-GAAP Basis

     For the year ended July 1, 2005, WD reported revenue of $3.6 billion, net income of $198.4 million and diluted earnings per share of $.91, compared to $3.0 billion, $151.3 million and $.70, respectively, for the prior year ended July 2, 2004. The fiscal 2005 results included the $19 million charge for the lawsuit settlement. Excluding this item, net income on a non-GAAP basis would have been $217.4 million, or $1.00 per share. In the year-ago period, net income included $50.4 million of start-up expenses and other one-time charges related to the Read-Rite asset acquisition. Excluding these items and the related tax effects, net income on a non-GAAP basis would have been $200.4 million, or $.92 per share.1
     The investment community conference call to discuss these results and the company's outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT and archived at http://www.westerndigital.com/invest -- click on Conference Calls. A telephone replay will also be available at 800.774.9245 (toll-free) or 402.220.0379 (international).
About WD
     WD, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users‘ data close-at-hand and secure from loss.
     WD was founded in 1970. The company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company's Web site (www.westerndigital.com) to access a variety of financial and investor information.
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Western Digital is a registered trademark and WD and the Western Digital logo are trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.

1.	The net income amount of $217.4 million, or $1.00 per share, for fiscal 2005 is a non-GAAP measure that excludes a $19 million charge for settlement of a lawsuit. The net income amount of $200.4 million, or $.92 per share, for fiscal 2004 is a non-GAAP measure that excludes $50.4 million of start-up expenses and other one-time charges related to the Read-Rite asset acquisition, reduced by $1.3 million, the amount of tax expense that would have been recorded had these charges not been incurred.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Year Ended
	Jul. 1,	Apr. 1,	Jul. 2,	Jul. 1,	Jul. 2,
	2005	2005	2004	2005	2004
Revenue, net	$940.4	$919.9	$748.8	$3,638.8	$3,046.7
Cost of revenue	780.9	752.9	647.9	3,049.0	2,585.1

Gross margin	159.5	167.0	100.9	589.8	461.6

Operating expenses:
Research and development	64.1	60.7	46.8	238.5	201.0
Selling, general and administrative	57.0	35.6	24.3	154.4	105.7

Total operating expenses	121.1	96.3	71.1	392.9	306.7

Operating income	38.4	70.7	29.8	196.9	154.9
Net interest and other income (expense)	2.7	1.9	(0.1)	5.4	0.3

Income before income taxes	41.1	72.6	29.7	202.3	155.2
Income tax benefit (expense)	0.1	(1.8)	(0.1)	(3.9)	(3.9)

Net income	$41.2	$70.8	$29.6	$198.4	$151.3

Net income per common share:

Basic	$.19	$.34	$.14	$.96	$.74

Diluted	$.19	$.32	$.14	$.91	$.70

Common shares used in computing per share amounts:

Basic	211.4	208.8	206.5	207.6	205.7

Diluted	222.6	218.7	215.5	216.9	216.7

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Jul. 1,	Jul. 2,
	2005	2004*
ASSETS

Current assets:
Cash and cash equivalents	$485.2	$345.5
Short-term investments	113.2	32.3
Accounts receivable, net	402.9	313.1
Inventories	152.9	148.6
Other	27.0	17.8

Total current assets	1,181.2	857.3
Property and equipment, net	395.0	274.7
Other assets, net	12.4	27.2

Total assets	$1,588.6	$1,159.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$569.1	$434.9
Accrued expenses	154.1	90.4
Accrued warranty	75.2	46.4
Current portion of long-term debt	20.1	15.2

Total current liabilities	818.5	586.9
Long-term debt	32.6	52.7
Other liabilities	35.4	32.0
Shareholders’ equity:
Common stock	2.1	2.1
Additional paid-in capital	684.5	668.4
Retained earnings (accumulated deficit)	15.5	(182.9)

Total shareholders’ equity	702.1	487.6

Total liabilities and shareholders’ equity	$1,588.6	$1,159.2

*	Certain reclassifications have been made to previously reported 2004 cash and cash equivalents to conform to the current period presentation.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Year Ended
	Jul. 1,	Jul. 2,
	2005*	2004*
Cash flows from operating activities:
Net income	$198.4	$151.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134.8	101.7
In-process research and development expense	—	25.6
Changes in operating assets and liabilities	127.5	(88.6)

Net cash provided by operating activities	460.7	190.0

Cash flows from investing activities:
Capital expenditures, net	(233.4)	(131.7)
Short-term investments	(80.9)	(32.3)
Asset acquisition, net of cash acquired	—	(94.8)

Net cash used for investing activities	(314.3)	(258.8)

Cash flows from financing activities:
Proceeds from shares issued under employee plans	57.8	23.9
Repurchase of common stock	(45.0)	(16.0)
Repayment of long-term debt	(19.5)	(0.6)
Net proceeds from long-term debt	—	13.8

Net cash (used for) provided by financing activities	(6.7)	21.1

Net increase (decrease) in cash and cash equivalents	139.7	(47.7)
Cash and cash equivalents, beginning of period	345.5	393.2

Cash and cash equivalents, end of period	$485.2	$345.5

*	Certain reclassifications have been made to previously reported 2004 cash and cash equivalents to conform to the current period presentation.